Exhibit 99.(10)(a)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders

of Mutual of America Institutional Funds, Inc:

We consent to the incorporation by reference, in this registration statement on Form N-1A, of our report dated February 27, 2009, with respect to the statements of assets and liabilities of Mutual of America Institutional Funds, Inc. (comprising of: All America Fund, Equity Index Fund, Mid-Cap Equity Index Fund, Small Cap Value Fund, Small Cap Growth Fund, Bond Fund and Money Market Fund (collectively, the “Funds”)), including the portfolio of investments in securities for the Money Market Fund, and the summary portfolios of investments in securities for each of the remaining Funds as of December 31, 2008, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years or period in the two-year period then ended, and the financial highlights for each of the years or period in the five-year period then ended, which report appears in the December 31, 2008 Annual Report of the Funds as filed on Form N-CSR.

We also consent to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

KPMG LLP

New York, NY

April 30, 2009